AMENDED AND RESTATED MASTER ISSUER BANK ACCOUNT     EXHIBIT 4.13
                                   AGREEMENT

                               21 NOVEMBER 2007

                          PERMANENT MASTER ISSUER PLC
                              (AS MASTER ISSUER)

                                      AND

                             BANK OF SCOTLAND PLC
        (AS MASTER ISSUER CASH MANAGER AND MASTER ISSUER ACCOUNT BANK)

                                      AND

                             THE BANK OF NEW YORK
                      (AS MASTER ISSUER SECURITY TRUSTEE)

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                                   CONTENTS

CLAUSE                                                                     PAGE

1.       Definitions and Interpretation.......................................1
2.       The Master Issuer Transaction Account................................2
3.       Additional Master Issuer Accounts....................................2
4.       Payments.............................................................4
5.       Mandates and Statements..............................................4
6.       Acknowledgement by the Master Issuer Account Bank....................5
7.       Certification, Indemnity and Acceleration Notice.....................6
8.       Change of Master Issuer Security Trustee or Master
         Issuer Account Bank..................................................7
9.       Termination..........................................................7
10.      Further Assurance...................................................10
11.      Confidentiality.....................................................10
12.      Costs...............................................................11
13.      Notices.............................................................11
14.      Interest............................................................12
15.      Withholding.........................................................12
16.      Tax Status..........................................................13
17.      Entire Agreement....................................................13
18.      Variation and Waiver................................................13
19.      Assignment..........................................................13
20.      The Master Issuer Security Trustee..................................13
21.      Exclusion of Third Party Rights.....................................14
22.      Counterparts........................................................14
23.      Governing Law.......................................................14
24.      Submission to Jurisdiction..........................................14

SCHEDULE

1.       Form of Master Issuer Transaction Account Mandate...................15
2.       Form of Notice of Assignment and Acknowledgement of Assignment......16
         Part 1   Notice of Assignment - Master Issuer Accounts..............16
         Part 2   Acknowledgement - Master Issuer Accounts...................18

Signatories..................................................................19

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THIS AMENDED AND RESTATED MASTER ISSUER BANK ACCOUNT AGREEMENT (this AGREEMENT)
is made as a deed on 21 November 2007

BETWEEN:

(1) PERMANENT MASTER ISSUER PLC (registered number 5922774), a public limited company incorporated under the laws of England and Wales, whose registered office is at 35 Great St. Helen's, London EC3A 6AP (the MASTER ISSUER);

(2) BANK OF SCOTLAND PLC (registered number SC327000) (formerly The Governor and Company of the Bank of Scotland), a public limited company incorporated under the laws of Scotland whose registered office is at The Mound, Edinburgh, EH1 1YZ (acting in its capacities as the MASTER ISSUER ACCOUNT BANK and the MASTER ISSUER CASH MANAGER); and

(3) THE BANK OF NEW YORK, a New York banking corporation, acting through its offices at One Canada Square, London E14 5AL (acting in its capacity as the MASTER ISSUER SECURITY TRUSTEE , which expression shall include such company and all other persons and companies for the time being acting as security trustee under the Master Issuer Deed of Charge).

WHEREAS:

(A) On the Reorganisation Date, pursuant to the HBOS Group Reorganisation Act 2006, The Governor and Company of the Bank of Scotland was registered as a public company under the Companies Act 1985 and changed its name to Bank of Scotland plc and the business and all property and liabilities of Halifax (including its rights and obligations under the Master Issuer Bank Account Agreement) were transferred to Bank of Scotland.

(B) The parties hereto have agreed to amend and restate the Master Issuer Bank Account Agreement on the date hereof as set out herein.

IT IS HEREBY AGREED as follows:

1.       DEFINITIONS AND INTERPRETATION

1.1 The amended and restated master definitions and construction schedule signed by, amongst others, the parties to this Agreement and dated 21 November 2007 (as the same may be amended, varied or supplemented from time to time with the consent of the parties to this Agreement) (the MASTER DEFINITIONS AND CONSTRUCTION SCHEDULE) and the amended and restated master issuer master definitions and construction schedule signed by, amongst others, the parties to this Agreement and dated 21 November 2007 (as the same may be amended, varied or supplemented from time to time with the consent of the parties to this Agreement) (the MASTER ISSUER MASTER DEFINITIONS AND CONSTRUCTION SCHEDULE) are expressly and specifically incorporated into this Agreement and, accordingly, the expressions defined in the Master Definitions and Construction Schedule and the Master Issuer Master Definitions and Construction Schedule shall, except where the context otherwise requires and save where otherwise defined herein, have the same meanings in this Agreement, and this Agreement shall be construed in accordance with the interpretation provisions set out in clause 3 of the Master Definitions and Construction Schedule and in Clause 3 of the Master Issuer Master Definitions and Construction Schedule.

1.2 This Agreement amends and restates the Master Issuer Bank Account Agreement dated 16 October 2006 (the PRINCIPAL AGREEMENT). As of the date of this Agreement, any future rights or obligations (excluding such rights and obligations accrued to the date of this Agreement) of a party to the Principal Agreement shall be extinguished and shall instead be governed by this Agreement.

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2.       THE MASTER ISSUER TRANSACTION ACCOUNT

2.1      INSTRUCTIONS FROM MASTER ISSUER CASH MANAGER TO MASTER ISSUER ACCOUNT
         BANK

         Subject to Clause 7.3, the Master Issuer Account Bank shall comply with any direction of the Master Issuer Cash Manager to effect a payment by debiting the Master Issuer Transaction Account if such direction (a) is in writing, is given by telephone and confirmed in writing not later than close of business on the day on which such direction is given or is given by the internet banking service provided by the Master Issuer Account Bank or otherwise (b) complies with the Master Issuer Transaction Account Mandate.

2.2      TIMING OF PAYMENT

         The Master Issuer Account Bank agrees that if directed pursuant to Clause 2.1 to make any payment, then, subject to Clauses 2.4 and 7.3 below, it will do so prior to close of business on the London Business Day on which such direction is received and for value that day, provided that, if any direction is received later than 2.30 p.m. (London time) or, in the case of a payment to another account with the Master Issuer Account Bank at the same branch, 4.00 p.m. (London time) on any London Business Day, the Master Issuer Account Bank shall make such payment at the commencement of business on the following London Business Day for value that day.

2.3      MASTER ISSUER TRANSACTION ACCOUNT CHARGES

         The charges of the Master Issuer Account Bank for the operation of the Master Issuer Transaction Account shall be debited to the Master Issuer Transaction Account only on the first day of each month (or, if such day is not a London Business Day, the next succeeding London Business Day) in accordance with the order of priority set out in the Master Issuer Cash Management Agreement, or, following the service of a Note Acceleration Notice (that is not withdrawn), the Master Issuer Deed of Charge, and the Master Issuer by its execution hereof irrevocably agrees that this shall be done. The charges shall be payable at the same rates as are generally applicable to the business customers of the Master Issuer Account Bank.

2.4      NO OVERDRAWN BALANCE

         Notwithstanding the provisions of Clause 2.1, amounts shall only be withdrawn from the Master Issuer Transaction Account to the extent that such withdrawal does not cause the Master Issuer Transaction Account to become overdrawn.

3.       ADDITIONAL MASTER ISSUER ACCOUNTS

3.1      TERMINATION OF MASTER ISSUER SWAPS

         If any or all of the Master Issuer Swap Agreements terminate and the Master Issuer is unable to enter into replacement hedging arrangements, the Master Issuer shall instruct the Master Issuer Cash Manager to open, as necessary, the relevant Additional Master Issuer Account at the Master Issuer Account Bank. The Master Issuer shall deliver a mandate to the Master Issuer Account Bank relating to such Additional Master Issuer Account in accordance with this Agreement and the Master Issuer Deed of Charge.

3.2      OPERATION OF ADDITIONAL MASTER ISSUER ACCOUNTS

         In the event that an Additional Master Issuer Account is created pursuant to Clause 3.1, the relevant account shall be operated in accordance with the following provisions:

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         (a)     subject to Clause 7.3, the Master Issuer Account Bank shall comply with any direction of the Master Issuer Cash Manager to effect a payment by debiting the relevant Additional Master Issuer Account if such direction (i) is in writing or is given by the internet banking service provided by the Master Issuer Account Bank or otherwise (ii) complies with the mandates of such Additional Master Issuer Account;

         (b) the Master Issuer Account Bank shall be entitled to rely on any direction given by telephone which, in its opinion (acting reasonably and in good faith), purports to be given by any Authorised Signatory referred to in the mandates of the relevant Additional Master Issuer Account, from time to time and in respect of which the person giving the direction quotes a code reference notified in writing by the Master Issuer Cash Manager from time to time to the Master Issuer Account Bank and no delay in giving (or the absence of giving) the written confirmation of any such direction shall affect the validity of, or time of giving, the relevant telephone direction;

         (c) the Master Issuer Account Bank agrees that if directed pursuant to Clause 3.2(a) to make any payment then, subject to Clauses 3.2(e) and 7.3 below, it will do so prior to close of business on the London Business Day on which such direction is received and for value that day, provided that, if any direction is received later than 2.30 p.m. (London time) or, in the case of a payment to another account with the Master Issuer Account Bank at the same branch, 4.00 p.m. (London time) on any London Business Day, the Master Issuer Account Bank shall make such payment at the commencement of business on the following London Business Day for value that day;

         (d) the charges of the Master Issuer Account Bank for the operation of the Additional Master Issuer Accounts (if established) shall be debited to the relevant Additional Master Issuer Account on each Interest Payment Date in accordance with the order of priority set out in the Master Issuer Cash Management Agreement or following enforcement of the Master Issuer Security, the Master Issuer Deed of Charge, and the Master Issuer by its execution hereof irrevocably agrees that this shall be done. The charges shall be payable at the same rates as are generally applicable to the business customers of the Master Issuer Account Bank; and

         (e) notwithstanding the provisions of Clause 3.2(a), and subject to the Master Issuer Deed of Charge, amounts shall only be withdrawn from an Additional Master Issuer Account to the extent that such withdrawals do not cause that Additional Master Issuer Account to become overdrawn.

3.3      MASTER ISSUER SWAP COLLATERAL ACCOUNT

         In the event that any collateral is posted by a Master Issuer Currency Swap Provider pursuant to a Master Issuer Currency Swap Agreement, the Master Issuer shall instruct the Master Issuer Cash Manager to open a bank account (which, for the avoidance of doubt, shall include any Master Issuer Swap Collateral Securities Account) with Bank of Scotland, Treasury Division, for the purposes of holding such collateral (any such account, a MASTER ISSUER SWAP COLLATERAL ACCOUNT). A Master Issuer Swap Collateral Account shall be opened in respect of each Master Issuer Currency Swap Provider that is required to post collateral pursuant to a Master Issuer Currency Swap Agreement. In the event that any such Master Issuer Currency Swap Account is opened with Bank of Scotland, Treasury Division, the parties to this Agreement, not including the Master Issuer Account Bank, will enter into an agreement on substantially the same terms as this Agreement (with such amendments as shall be deemed necessary) in respect of such Master Issuer Swap Collateral Account.

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4.       PAYMENTS

4.1      INSTRUCTIONS FROM THE MASTER ISSUER CASH MANAGER

(a) The Master Issuer Cash Manager shall, before the date upon which any payment is due to be made from a Master Issuer Account (including the payments due to be made on each Interest Payment Date), submit to the Master Issuer Account Bank irrevocable written instructions, or instructions by way of the internet banking service provided by the Master Issuer Account Bank, as to the payments to be made out of the relevant Master Issuer Account on such date.

(b) The Master Issuer Account Bank shall comply with the instructions described in Clause 4.1(a) and shall effect the payments specified in such instructions not later than the time specified for payment therein (provided that the Master Issuer Account Bank shall not have any liability to any person if it fails to effect timely payment by reason of strike, computer failure, power cut or other matters beyond its control) on the relevant date if the instructions comply with the relevant Master Issuer Account Mandate.

5.       MANDATES AND STATEMENTS

5.1      SIGNING AND DELIVERY OF MANDATES

         The Master Issuer has delivered to the Master Issuer Account Bank prior to the Programme Date the Master Issuer Transaction Account Mandate in or substantially in the form set out in Schedule 1 hereto duly executed and relating to the Master Issuer Transaction Account, and the Master Issuer Account Bank hereby confirms to the Master Issuer Security Trustee that the Master Issuer Transaction Account Mandate has been provided to it, that the Master Issuer Transaction Account is open and that the Master Issuer Transaction Account Mandate is operative. The Master Issuer agrees that, if an Additional Master Issuer Account is opened pursuant to Clause 3.1 or a Master Issuer Swap Collateral Account is opened pursuant to Clause 3.3, it will deliver to the Master Issuer Account Bank a duly executed mandate relating to such Additional Master Issuer Account or, as the case may be, Master Issuer Swap Collateral Account. The Master Issuer Account Bank acknowledges that the Master Issuer Transaction Account Mandate and any other mandates delivered from time to time pursuant hereto shall be subject to the terms of the Master Issuer Deed of Charge and this Agreement.

5.2      AMENDMENT OR REVOCATION

         The Master Issuer Account Bank agrees that it shall notify the Master Issuer Security Trustee as soon as is reasonably practicable and in accordance with Clause 13 if it receives any amendment to or revocation of any Master Issuer Account Mandate that it holds (other than a change of Authorised Signatory) and shall require the prior written consent of the Master Issuer Security Trustee to any such amendment or revocation (other than a change of Authorised Signatory), but, unless a Master Issuer Account Mandate is revoked, the Master Issuer Account Bank may continue to comply with that amended Master Issuer Account Mandate (as it may from time to time be amended in accordance with the provisions of this Clause 5.2) unless it receives notice in writing from the Master Issuer Security Trustee to the effect that a Note Acceleration Notice has been served or that the appointment of Bank of Scotland as Master Issuer Cash Manager under the Master Issuer Cash Management Agreement has been terminated and shall, thereafter, act solely on the instructions of the Master Issuer Security Trustee and in accordance with the terms thereof as provided in Clause 7.3 of this Agreement.

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6.       ACKNOWLEDGEMENT BY THE MASTER ISSUER ACCOUNT BANK

6.1      RESTRICTION ON MASTER ISSUER ACCOUNT BANK'S RIGHTS

         Notwithstanding anything to the contrary in any Master Issuer Account Mandate, the Master Issuer Account Bank hereby:

         (a) waives any right it has or may hereafter acquire to combine, consolidate or merge any Master Issuer Account with any other account of the Master Issuer Cash Manager, the Master Issuer, the Mortgages Trustee, Funding 2, the Seller, the Master Issuer Security Trustee or any other person or any liabilities of the Master Issuer Cash Manager, the Master Issuer, the Mortgages Trustee, Funding 2, the Seller, the Master Issuer Security Trustee or any other person owing to it;

         (b) agrees that it may not exercise any lien or, to the extent permitted by law, any set-off or transfer any sum standing to the credit of or to be credited to any Master Issuer Account in or towards satisfaction of any liabilities of the Master Issuer Cash Manager, the Master Issuer, the Mortgages Trustee, Funding 2, the Seller, the Master Issuer Security Trustee or any other person owing to it;

         (c) in addition to and without prejudice to its rights and obligations as a Master Issuer Secured Creditor, agrees that it will not take, and shall not take, any steps whatsoever to recover any amount due or owing to it pursuant to this Agreement or any other debts whatsoever owing to it by the Master Issuer, or procure the winding-up or liquidation of the Master Issuer or the making of an administration order in relation to the Master Issuer or the filing of documents with the court in relation to the Master Issuer or the service of a notice of intention to appoint an administrator in relation to the Master Issuer in respect of any of the liabilities of the Master Issuer whatsoever other than to the extent expressly permitted under the Master Issuer Deed of Charge;

         (d) agrees that it shall have recourse only to sums paid to or received by (or on behalf of) the Master Issuer pursuant to the Transaction Documents, subject always to and in accordance with the order of priority set out in the Master Issuer Cash Management Agreement or, as applicable, the Master Issuer Deed of Charge;

         (e) agrees that it will notify, in accordance with Clause 13, the Master Issuer Cash Manager, the Master Issuer and the Master Issuer Security Trustee if compliance with any instruction would cause any Master Issuer Account to have a negative balance, such notification to be given on the same London Business Day that it determines that compliance with such instruction would cause any such account to have a negative balance; and

         (f) acknowledges that the Master Issuer has, pursuant to the Master Issuer Deed of Charge, inter alia, assigned by way of security all its rights, title, interest and benefit, present and future, in and to all sums from time to time standing to the credit of the Master Issuer Accounts and all of its rights under this Agreement to the Master Issuer Security Trustee.

6.2      NOTICE OF ASSIGNMENT AND ACKNOWLEDGEMENT

         The Master Issuer Account Bank agrees that promptly upon receipt of a notice of assignment signed by the Master Issuer in (or substantially in) the form of notice set out in Part 1 of Schedule 2 hereto, the Master Issuer Account Bank shall sign and duly return to the Master Issuer, with a copy to the Master Issuer Security Trustee, an acknowledgement in (or substantially in) the form of acknowledgement set out in Part 2 of Schedule 2.

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6.3      MONTHLY STATEMENT

         Unless and until directed otherwise by the Master Issuer Security Trustee in accordance with Clause 13, the Master Issuer Account Bank shall provide the Master Issuer Cash Manager with a written statement setting out the amounts standing to the credit of the Master Issuer Accounts as at the close of business on the London Business Day immediately preceding the relevant statement date or such other relevant date set out in a statement request (a) on a monthly basis and, in any event, within three London Business Days of the relevant statement date and (b) as soon as reasonably practicable after receipt of a request for a statement. The Master Issuer Account Bank is hereby authorised by the Master Issuer to provide statements in respect of the Master Issuer Accounts to the Master Issuer Cash Manager and the Master Issuer Security Trustee.

7.       CERTIFICATION, INDEMNITY AND ACCELERATION NOTICE

7.1 MASTER ISSUER ACCOUNT BANK TO COMPLY WITH MASTER ISSUER CASH MANAGER'S INSTRUCTIONS

         Unless otherwise directed in writing by the Master Issuer Security Trustee pursuant to Clause 7.3, in making any transfer or payment from the Master Issuer Accounts in accordance with this Agreement, the Master Issuer Account Bank shall be entitled to act as directed by the Master Issuer Cash Manager pursuant to Clauses 2.1 and 4.1 or pursuant to Clause 3.1, as the case may be, and to rely as to the amount of any such transfer or payment on the Master Issuer Cash Manager's instructions in accordance with the relevant Master Issuer Account Mandate, and the Master Issuer Account Bank shall have no liability to the Master Issuer Cash Manager, the Master Issuer or the Master Issuer Security Trustee for having acted on such instructions except in the case of its wilful default, fraud or negligence.

7.2      MASTER ISSUER'S INDEMNITY

         Subject to the priority of payments set out in the Master Issuer Cash Management Agreement or the Master Issuer Deed of Charge, as the case may be, the Master Issuer shall indemnify the Master Issuer Account Bank or, pursuant to Clause 7.3, the Master Issuer Security Trustee, as the case may be, to the extent of funds then standing to the credit of the relevant Master Issuer Account against any loss, cost, damage, charge or expense incurred by the Master Issuer Account Bank or the Master Issuer Security Trustee, as the case may be, in complying with any instruction delivered pursuant to and in accordance with this Agreement, save that this indemnity shall not extend to:

         (a) the charges of the Master Issuer Account Bank (if any) for the operation of the Master Issuer Accounts other than as provided in this Agreement; and

         (b) any loss, cost, damage, charge or expense arising from any breach by the Master Issuer Account Bank of its obligations under this Agreement.

7.3 CONSEQUENCES OF A MASTER INTERCOMPANY LOAN ACCELERATION NOTICE OR A NOTE ACCELERATION NOTICE

         The Master Issuer Account Bank acknowledges that if it receives notice in writing from the Master Issuer Security Trustee to the effect that
         (a) the Master Issuer Security Trustee has served a Master Intercompany Loan Acceleration Notice, (b) the Note Trustee has served a Note Acceleration Notice or (c) the appointment of Bank of Scotland as Master Issuer Cash Manager under the Master Issuer Cash Management Agreement has been terminated (but without prejudice to Clause 7.1 above), then all right, authority and power of the Master Issuer Cash Manager in respect of the Master Issuer Accounts shall be terminated and be of no further effect, and the Master Issuer Account Bank agrees that it shall, upon receipt of such notice from the Master Issuer Security Trustee, comply with the directions of the Master Issuer Security Trustee or any successor cash manager appointed by the

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         Master Issuer Security Trustee (subject to such successor cash manager having entered into an agreement with the Master Issuer Account Bank on substantially the same terms as this Agreement) in relation to the operation of the Master Issuer Accounts.

8.       CHANGE OF MASTER ISSUER SECURITY TRUSTEE OR MASTER ISSUER ACCOUNT BANK

8.1      CHANGE OF MASTER ISSUER SECURITY TRUSTEE

         In the event that there is any change in the identity of the Master Issuer Security Trustee or an additional Master Issuer Security Trustee is appointed in accordance with the provisions of the Master Issuer Deed of Charge, the existing Master Issuer Security Trustee, the new Master Issuer Security Trustee or the retiring Master Issuer Security Trustee, as the case may be, the Master Issuer Cash Manager, the Master Issuer and the Master Issuer Account Bank shall execute such documents and take such actions as such of the existing Master Issuer Security Trustee, the new Master Issuer Security Trustee or the retiring Master Issuer Security Trustee, as the case may be, shall agree are reasonably necessary for the purpose of vesting in such new Master Issuer Security Trustee the rights, benefits and obligations of the Master Issuer Security Trustee under this Agreement and under the Master Issuer Deed of Charge and, if relevant, releasing the retiring Master Issuer Security Trustee from its future obligations hereunder and thereunder.

8.2      CHANGE OF ACCOUNT BANK

         If there is any change in the identity of the Master Issuer Account Bank, then the Master Issuer Cash Manager, the Master Issuer, the Master Issuer Security Trustee and any other existing Master Issuer Account Bank shall execute such documents and take such actions as the new Master Issuer Account Bank, the retiring Master Issuer Account Bank and the Master Issuer Security Trustee may require for the purpose of vesting in the new Master Issuer Account Bank the rights and obligations of the retiring Master Issuer Account Bank and releasing the outgoing Master Issuer Account Bank from its future obligations under this Agreement.

9.       TERMINATION

9.1      TERMINATION EVENTS

         The Master Issuer Cash Manager or the Master Issuer:

         (a) shall (with the prior written consent of the Master Issuer Security Trustee) terminate this Agreement and close the Master Issuer Accounts in the event any of the matters specified in paragraphs 9.1(b)(ii) to 9.1(b)(iv) below occur; and

         (b) may (with the prior written consent of the Master Issuer Security Trustee) terminate this Agreement and close the Master Issuer Accounts in the event any of the matters specified in paragraphs 9.1(b)(i) or 9.1(b)(vi) below occur, in each case, by serving a written notice of termination on the Master Issuer Account Bank in the following circumstances:

                 (i) a deduction or withholding for or on account of any Tax is imposed, or it appears likely that such a deduction or withholding will be imposed, in respect of the interest payable on any of the Master Issuer Accounts held with it; or

                 (ii) the short-term, unsecured, unsubordinated and unguaranteed debt obligations of the Master Issuer Account Bank cease to have a rating of at least P-1 from Moody's, A-

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                         1 from S&P or F1 from Fitch, as the case may be,
                         unless each rating agency confirms that its then-current rating of the Notes would not be adversely affected as a result of such ratings falling below these minimum ratings; or

                 (iii) the Master Issuer Account Bank, otherwise than for the purposes of such amalgamation or reconstruction as is referred to in paragraph 9.1(b)(iv) below, ceases or, through an authorised action of the board of directors of the Master Issuer Account Bank, threatens to cease to carry on all or substantially all of its business or is deemed unable to pay its debts as and when they fall due within the meaning of section 123(1)(a) of the Insolvency Act 1986 (on the basis that the reference in such section to [POUND]750 was read as a reference to [POUND]10 million), sections 123(1)(b),
                         (c), (d) and (e) (on the basis that the words "for a sum exceeding [POUND]10 million" were inserted after the words "extract registered bond" and "extract registered protest") and section 123(2) of the Insolvency Act 1986 (as that Section may be amended) or ceases to be an appropriately authorised institution under the Financial Services and Markets Act 2000; or

                 (iv) an order is made or an effective resolution is passed for the winding-up of the Master Issuer Account Bank except a winding-up for the purposes of or pursuant to a solvent amalgamation or reconstruction the terms of which have previously been approved in writing by the Master Issuer Security Trustee (such approval not to be unreasonably withheld or delayed);

                 (v) proceedings are initiated against the Master Issuer Account Bank under any applicable liquidation, insolvency, bankruptcy, composition, reorganisation (other than a reorganisation where the Master Issuer Account Bank is solvent) or other similar laws (including, but not limited to, presentation of a petition for an administration order, the filing of documents with the court for the appointment of an administrator or the service of a notice of intention to appoint an administrator) and (except in the case of presentation of a petition for an administration order, the filing of documents with the court for the appointment of an administrator or the service of a notice of intention to appoint an administrator) such proceedings are not, in the reasonable opinion of the Master Issuer Security Trustee, being disputed in good faith with a reasonable prospect of success or an administration order is granted or the appointment of an administrator takes effect or an administrative receiver or other receiver, liquidator, trustee in sequestration or other similar official is appointed in relation to the Master Issuer Account Bank or in relation to the whole or any substantial part of the undertaking or assets of the Master Issuer Account Bank, or an encumbrancer takes possession of the whole or any substantial part of the undertaking or assets of the Master Issuer Account Bank, or a distress, execution or diligence or other process shall be levied or enforced upon or sued out against the whole or any substantial part of the undertaking or assets of the Master Issuer Account Bank and such possession or process (as the case may be) is not discharged or otherwise ceases to apply within 30 days of its commencement, or the Master Issuer Account Bank initiates or consents to judicial proceedings relating to itself under applicable liquidation, insolvency, bankruptcy, composition, reorganisation or other similar laws or makes a conveyance or assignment or assignation for the benefit of its creditors generally or takes steps with a view to obtaining a moratorium in respect of any of indebtedness; or

                 (vi) the Master Issuer Account Bank fails to perform any of its obligations under this Agreement and such failure remains unremedied for three London Business Days

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                         after the Master Issuer Cash Manager or the Master
                         Issuer Security Trustee, as the case may be, has given notice of such failure.

         In the event of a termination as a result of the circumstances outlined in (b)(ii) above, the Master Issuer Account Bank shall reimburse the Master Issuer for its reasonable costs and any amounts in respect of Irrecoverable VAT thereon (including reasonable costs and expenses) incurred during the period of, and until completion of, an orderly transition of the banking arrangements documented hereby.

9.2      TERMINATION OPTION

         The Master Issuer and the Master Issuer Security Trustee, upon a breach by the Master Issuer Account Bank of its obligations under this Agreement, may, by giving one month's prior written notice to the Master Issuer Account Bank (with a copy to the Master Issuer Security Trustee), terminate the appointment of the Master Issuer Account Bank, provided that:

         (a) such termination shall not be effective until a replacement financial institution or institutions (in each case (i) with a short-term unsecured, unsubordinated and unguaranteed debt obligation rating of at least P-1 in the case of Moody's, A-1 in the case of S&P and F1 in the case of Fitch and (ii) being an authorised institution under the Financial Services and Markets Act 2000) shall have entered into an agreement in form and substance similar to this Agreement; and

         (b) such termination would not adversely affect the then-current ratings of the Notes.

         The Master Issuer Cash Manager and the Master Issuer shall use reasonable endeavours to agree such terms with such a replacement financial institution or institutions within 60 days of the date of the notice. In the event of such termination, the Master Issuer Account Bank shall assist the other parties hereto to effect an orderly transition of the banking arrangements documented hereby, and the Master Issuer shall reimburse the Master Issuer Account Bank for its reasonable costs and any amounts in respect of Irrecoverable VAT thereon (including reasonable costs and expenses) incurred during the period of, and until completion of, such transition.

9.3      NOTIFICATION OF TERMINATION EVENT

         Each of the Master Issuer, the Master Issuer Cash Manager and the Master Issuer Account Bank undertakes and agrees to notify the Master Issuer Security Trustee in accordance with Clause 13 promptly upon becoming aware thereof of any event which would or could entitle the Master Issuer Security Trustee to serve a notice of termination pursuant to Clauses 9.2 to 9.4 (inclusive).

9.4      TERMINATION BY MASTER ISSUER SECURITY TRUSTEE

         In addition, prior to the service of a Master Intercompany Loan Acceleration Notice or a Note Acceleration Notice, the Master Issuer Security Trustee may terminate this Agreement and close the Master Issuer Accounts by serving a notice of termination if any of the events specified in Clause 9.1(b)(i) to (vi) (inclusive) of this Agreement occurs in relation to the Master Issuer Account Bank. Following the service of a Master Intercompany Loan Acceleration Notice or a Note Acceleration Notice, the Master Issuer Security Trustee may serve a notice of termination at any time.

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9.5      AUTOMATIC TERMINATION

         This Agreement shall automatically terminate (if not terminated earlier pursuant to this Clause 9) on the date falling 90 days after all Master Issuer Secured Liabilities have been irrevocably discharged in full.

9.6      TERMINATION BY MASTER ISSUER ACCOUNT BANK

         The Master Issuer Account Bank may terminate this Agreement and cease to operate the Master Issuer Accounts at any time:

         (a) on giving not less than six months' prior written notice thereof ending on any London Business Day which does not fall on either an Interest Payment Date or less than ten London Business Days before an Interest Payment Date to each of the other parties hereto without assigning any reason therefor; and

         (b) on giving not less than three months' prior written notice thereof ending on any London Business Day which does not fall on either an Interest Payment Date or less than ten London Business Days before an Interest Payment Date to each of the other parties hereto, if the Master Issuer Account Bank shall have demanded payment of its due charges or any interest and the same shall have remained unpaid for a period of one month (provided that if the relevant amounts have been paid on or before the date six weeks after the date of delivery of such notice, the notice shall have no effect), provided that such termination shall not take effect:

                 (i) until a replacement financial institution or institutions (in each case, (A) with a short-term unsecured, unsubordinated and unguaranteed debt obligation rating of at least P-1 in the case of Moody's, A-1 in the case of S&P and F1 in the case of Fitch and (B) being an authorised institution under the Financial Services and Markets Act 2000) shall have entered into an agreement in form and substance similar to this Agreement; and

                 (ii) if the then-current ratings of the Notes would be adversely affected thereby.

         In either case the Master Issuer Account Bank shall not be responsible for any costs or expenses occasioned by such termination and cessation. In the event of such termination and cessation, the Master Issuer Account Bank shall assist the other parties hereto to effect an orderly transition of the banking arrangements documented hereby.

10.      FURTHER ASSURANCE

         The parties hereto agree that they will co-operate fully to do all such further acts and things and execute any further documents as may be necessary or reasonably desirable to give full effect to the arrangements contemplated by this Agreement.

11.      CONFIDENTIALITY

         During the continuance of this Agreement or after its termination, each of the Master Issuer, the Master Issuer Account Bank, the Master Issuer Cash Manager and the Master Issuer Security Trustee shall use its best endeavours not to disclose to any person, firm or company any information relating to the business, finances or other matters of a confidential nature of any other party to this Agreement of which it may exclusively by virtue of being party to the Transaction Documents have become possessed and shall use all reasonable endeavours to prevent any such disclosure as aforesaid; PROVIDED, HOWEVER, THAT the provisions of this Clause 11 shall not apply:

         (a) to any information already known to the recipient otherwise than as a result of entering into any of the Transaction Documents;

         (b) to any information subsequently received by the recipient that it would otherwise be free to disclose;

         (c) to any information that is or becomes public knowledge otherwise than as a result of the conduct of the recipient;

         (d) to any extent that the recipient is required to disclose the same pursuant to any law or order of any court of competent jurisdiction or pursuant to any direction, request or requirement (whether or not having the force of law) of any central bank or any governmental or other authority (including, without limitation, any official bank examiners or regulators);

         (e) to the extent that the recipient needs to disclose the same for determining the existence of, or declaring, a Note Event of Default, determining the existence of an event described in Clause 9.1 above, to the extent that the recipient seeks the protection or enforcement of any of its rights under any of the Transaction Documents or in connection therewith or for the purpose of discharging, in such manner as it thinks fit, its duties under or in connection with such agreements, in each case to such persons as require to be informed of such information for such purposes; or

         (f) in relation to any information disclosed to professional advisers of the recipient or (in connection with a prospective rating of any debt to be issued by the Master Issuer) to any Rating Agency or any prospective new cash manager, account bank or Master Issuer Security Trustee.

12.      COSTS

         The Master Issuer agrees to pay the reasonable costs and any amounts in respect of Irrecoverable VAT thereon (including reasonable legal costs and expenses) of the Master Issuer Account Bank in connection with the negotiation of this Agreement and the establishment of the Master Issuer Accounts respectively and the negotiation and execution of any further documents and the taking of any further action to be executed or taken pursuant to Clauses 8, 9 (other than Clauses 9.1(b)(ii), 9.1(b)(iii), 9.1(b)(iv), 9.1(b)(iv), 9.1(b)(vi), 9.5 and
         9.6(a)) and 10.

13.      NOTICES

         Any notices to be given pursuant to this Agreement to any of the parties hereto shall be sufficiently served if sent by prepaid first class post, by hand or facsimile transmission and shall be deemed to be given (in the case of facsimile transmission) when despatched, (where delivered by hand) on the day of delivery if delivered before
         5.00 p.m. (London time) on a London Business Day or on the next London Business Day if delivered thereafter or on a day which is not a London Business Day or (in the case of first class post) when it would be received in the ordinary course of the post and shall be sent:

         (a) in the case of the Master Issuer Cash Manager, to Bank of Scotland plc, Halifax Division, Level 3, Lovell Park, 1 Lovell Park Road, Leeds LS1 1NS (facsimile number

         +44 (0) 113 235 7511) for the attention of the Head of Mortgage Securitisation with a copy to Bank of Scotland plc, Treasury Division, 33 Old Broad Street, London EC2N 1HZ (facsimile number +44 (0)20 7574
         8303) for the attention of Head of Mortgage Securitisation and Covered Bonds;

         (b) in the case of the Master Issuer, to Permanent Master Issuer PLC, 35 Great St. Helen's, London EC3A 6AP (facsimile number +44 (0)20 7398 6325) for the attention of the Directors, with a copy to Bank of Scotland plc, Treasury Division, 33 Old Broad Street, London EC2N 1HZ (facsimile number +44 (0)20 7574
                 8303) for the attention of Head of Mortgage Securitisation and Covered Bonds;

         (c) in the case of the Master Issuer Security Trustee, to The Bank of New York, One Canada Square, London E14 5AL (facsimile number +44 (0)20 7964 2533) for the attention of Corporate Trust Administration - ABS/MBS; and

         (d) in the case of the Master Issuer Account Bank, to Bank of Scotland plc, Leeds Business Centre, 116 Wellington Street, Leeds, LS1 4LT (facsimile number +44 (0)113 215 5899) for the attention of the Corporate Banking Channel Support with copies to: Bank of Scotland plc, Halifax Division, Level 3, Lovell Park, 1 Lovell Park Road, Leeds LS1 1NS (facsimile number +44
                 (0) 113 235 7511) for the attention of the Head of Mortgage Securitisation; and Bank of Scotland plc, Treasury Division, 33 Old Broad Street, London EC2N 1HZ (facsimile number +44
                 (0)20 7574 8303) for the attention of Head of Mortgage Securitisation and Covered Bonds.

14.      INTEREST

14.1 The Master Issuer Account Bank shall pay, on the last Business Day of each month in respect of the current month, interest on any cleared credit balances on the Master Issuer Transaction Account at a rate of Sterling-LIBOR for three-month sterling deposits in respect of the then current Funding 2 Interest Period less 0.25% per annum.

14.2 Any Additional Master Issuer Account or Master Issuer Swap Collateral Account opened with the Master Issuer Account Bank or any other bank shall be an interest bearing account.

15.      WITHHOLDING

         All payments by the Master Issuer Account Bank under this Agreement shall be made in full without any deduction or withholding (whether in respect of set-off, counterclaim, duties, Taxes, charges or otherwise whatsoever) unless the deduction or withholding is required by law, in which event the Master Issuer Account Bank shall:

         (a) ensure that the deduction or withholding does not exceed the minimum amount legally required;

         (b) pay to the relevant taxation or other authorities within the period for payment permitted by applicable law the full amount of the deduction or withholding;

         (c) furnish to the Master Issuer or the Master Issuer Security Trustee (as the case may be) within the period for payment permitted by the relevant law, either:

                 (i) an official receipt of the relevant taxation authorities involved in respect of all amounts so deducted or withheld; or

                 (ii) if such receipts are not issued by the taxation authorities concerned on payment to them of amounts so deducted or withheld, a certificate of deduction or equivalent evidence of the relevant deduction or withholding; and

         (d) account to the Master Issuer in full by credit to the relevant Master Issuer Account of an amount equal to the amount of any rebate, repayment or reimbursement of any deduction or withholding which the Master Issuer Account Bank has made pursuant to this Clause 15 and which is subsequently received by the Master Issuer Account Bank.

16.      TAX STATUS

16.1 The Master Issuer Account Bank hereby represents and warrants that it is a bank for the purposes of section 991 of the Income Tax Act 2007, is entering into this Agreement in the ordinary course of its business, will pay interest pursuant hereto in the ordinary course of such business, will bring into account payments (other than deposits) made under this Agreement in computing its income for United Kingdom Tax purposes and undertakes that it will not cease to be so or to do so otherwise than as a result of the introduction of, change in, or change in the interpretation, administration or application of, any law or regulation or any practice or concession of HM Revenue and Customs occurring after the date of this Agreement.

16.2 The Master Issuer Account Bank will procure that any of its successors or assigns will provide the same representation as to its Tax status as is provided by the Master Issuer Account Bank in Clause 16.1 above.

17.      ENTIRE AGREEMENT

         This Agreement and the schedules together constitute the entire agreement and understanding between the parties in relation to the subject matter hereof and cancel and replace any other agreement or understanding in relation thereto.

18.      VARIATION AND WAIVER

         No variation, waiver or novation of this Agreement or any provision(s) of this Agreement shall be effective unless it is in writing and executed by (or by some person duly authorised by) each of the parties hereto. No single or partial exercise of, or failure or delay in exercising, any right under this Agreement shall constitute a waiver or preclude any other or further exercise of that or any other right.

19.      ASSIGNMENT

         Subject as provided in or contemplated by Clauses 6.1(f) and 8.2:

         (a) the Master Issuer Account Bank may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Master Issuer and the Master Issuer Security Trustee; and

         (b) the Master Issuer may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Master Issuer Account Bank and the Master Issuer Security Trustee, except that the Master Issuer may assign its rights hereunder without such consent pursuant to the Master Issuer Deed of Charge.

20.      THE MASTER ISSUER SECURITY TRUSTEE

         The Master Issuer Security Trustee has agreed to become a party to this Agreement for the better preservation and enforcement of its rights under this Agreement but shall have no responsibility for any of the obligations of, nor assume any liabilities to, the Master Issuer Cash Manager, the Master Issuer Account Bank or the Master Issuer hereunder. Furthermore, any liberty or power which may be exercised or made in the Master Issuer Security Trustee's absolute discretion without any obligation to give reasons therefor, but shall in any event be exercised in accordance with the provisions of the Master Issuer Deed of Charge.

21.      EXCLUSION OF THIRD PARTY RIGHTS

         A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

22.      COUNTERPARTS

         This Agreement may be signed (manually or by facsimile) and delivered in one or more counterparts, all of which, taken together, shall constitute one and the same document.

23.      GOVERNING LAW

         This Agreement shall be governed by, and construed in accordance with, the laws of England and Wales.

24.      SUBMISSION TO JURISDICTION

         Each party to this Agreement hereby irrevocably submits to the exclusive jurisdiction of the English courts in any action or proceeding arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined by such courts. Each party to this Agreement hereby irrevocably waives, to the fullest extent it may possibly do so, any defence or claim that the English courts are an inconvenient forum for the maintenance or hearing of such action or proceeding.

IN WITNESS whereof the parties hereto have executed and delivered this Agreement as a deed the day and year first before written.

                                  SCHEDULE 1

               FORM OF MASTER ISSUER TRANSACTION ACCOUNT MANDATE

                                  SCHEDULE 2

        FORM OF NOTICE OF ASSIGNMENT AND ACKNOWLEDGEMENT OF ASSIGNMENT

                                    PART 1

                 NOTICE OF ASSIGNMENT - MASTER ISSUER ACCOUNTS

To:                     The Governor and Company of the Bank of Scotland
                        116 Wellington Street
                        Leeds
                        LS1 4LT

For the attention of:   Company Secretary

With a copy to:         The Bank of New York
                        48th Floor
                        One Canada Square
                        London
                        E14 5AL

For the attention of:   Global Structured Finance - Corporate Trust

                                                          Date: 17 October 2006

Dear Sirs,

RE: PERMANENT MASTER ISSUER PLC

We hereby give you notice that, by a deed of charge dated of even date herewith and made between, inter alios, ourselves, Halifax plc and The Bank of New York, (the MASTER ISSUER SECURITY TRUSTEE), a copy of which is enclosed (the MASTER ISSUER DEED OF CHARGE), we:

(a) charged by way of first fixed charge all of our rights in respect of any amount standing from time to time to the credit of the Master Issuer Transaction Account - account number 06052794 (sort code 12-08-83), all interest paid or payable in relation to those amounts thereon from time to time and all debts represented by those amounts;

(b) charged by way of first fixed charge all of our rights in respect of any amount standing form time to time to the credit of any Additional Master Issuer Account established pursuant to clause 3.1 of the Master Issuer Bank Account Agreement and all interest paid or payable in relation to those amounts thereon from time to time;

(c) assigned (or to the extent not assignable charged) by way of first fixed security all of our rights in respect of the Master Issuer Bank Account Agreement of even date herewith between ourselves, yourselves, the Master Issuer Security Trustee and Halifax plc in its capacity as Master Issuer Cash Manager.

Accordingly, amounts may and shall be withdrawn from time to time from the Master Issuer Transaction Account or any Additional Master Issuer Account established pursuant to clause 3.1 of the Master Issuer Bank Account Agreement in accordance with the provisions of the Master Issuer Cash Management Agreement and the Master Issuer Deed of Charge until such time as you receive notice in writing from the

Master Issuer Security Trustee in which case you shall thereafter comply with all directions of the Master Issuer Security Trustee.

Please note that the foregoing authorisations and instructions may not be revoked or varied by ourselves without the prior written consent of the Master Issuer Security Trustee.

Please acknowledge receipt of this notice and your acceptance of the instructions herein contained by signing two copies of the attached form of acknowledgement, returning one copy to ourselves and sending the other copy direct to the Master Issuer Security Trustee at 48th Floor, One Canada Square, London E14 5AL for the attention of the Global Structured Finance-Corporate Trust.

This notice of charge and assignment is governed by, and construed in accordance with, the laws of England and Wales. Words defined in the Master Issuer Master Definitions and Construction Schedule referred to in clause 1 of the Master Issuer Deed of Charge shall have the same meaning in this notice.

Yours faithfully

..............................
for and on behalf of
PERMANENT MASTER ISSUER PLC

                                    PART 2

                   ACKNOWLEDGEMENT - MASTER ISSUER ACCOUNTS

To:                      Permanent Master Issuer PLC
                         35 Great St. Helen's
                         London EC3A 6AP

For the attention of the Company Secretary

and to:                  The Bank of New York
                         48th Floor
                         One Canada Square
                         London
                         E14 5AL
                         (the MASTER ISSUER SECURITY TRUSTEE)

                         For the attention of Global Structured
                         Finance-Corporate Trust

                                                          Date: 17 October 2006

Dear Sir,

RE: PERMANENT MASTER ISSUER PLC

We acknowledge receipt of your letter dated 17 October 2006, a copy of which is attached. Words and expressions defined in that letter have the same meanings herein.

In consideration of your agreeing to maintain or establish the Master Issuer Accounts with us, we now agree and confirm to the Master Issuer Security Trustee that we accept and will comply with the authorisations and instructions contained in that letter and will not accept or act upon any instructions contrary thereto unless the same shall be in writing signed by the Master Issuer Security Trustee.

This acknowledgement is governed by, and construed in accordance with, the laws of England and Wales.

Yours faithfully,

..............................
for and on behalf of
THE GOVERNOR AND COMPANY OF THE BANK OF SCOTLAND

                                  SIGNATORIES

MASTER ISSUER

EXECUTED as a DEED on behalf of     )
PERMANENT MASTER ISSUER PLC
acting by

Director                                         /s/ CLAUDIA WALLACE

Director                            )            /s/ HELENA WHITAKER

MASTER ISSUER CASH MANAGER AND MASTER ISSUER ACCOUNT BANK

EXECUTED as a DEED by               )
BANK OF SCOTLAND PLC                )            /s/ IAN STEWART
acting by its attorney              )
in the presence of:                 )            /s/ DAVID WILKINSON

Witness's signature: /s/ CHRIS WALL

Name:

Address: ALLEN & OVERY LLP
         LONDON
         E14 5DU

MASTER ISSUER SECURITY TRUSTEE

EXECUTED as a DEED                  )
for and on behalf of                )            /s/ VINCENT GIRAUD
THE BANK OF NEW YORK                )
by its authorised signatory         )

Authorised signatory                )

Witness's signature: /s/ CHRIS WALL

Name:

Address: ALLEN & OVERY LLP
         LONDON
         E14 5DU